UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 17, 2007

UnitedHealth Group Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-10864	41-1321939
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

UnitedHealth Group Center, 9900 Bren Road East , Minnetonka, Minnesota		55343
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952-936-1300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Director

On April 17, 2007, the Board of Directors of UnitedHealth Group Incorporated (the "Company") appointed Robert J. Darretta to serve as a director of the Company and recommended that the shareholders of the Company elect Mr. Darretta as a director at the Annual Meeting of Shareholders of the Company to be held on May 29, 2007. A copy of a press release dated April 19, 2007 announcing the appointment is filed herewith as Exhibit 99.1 and is incorporated in this Item 5.02 by reference.

Mr. Darretta, age 60, is the retired Vice Chairman, Board of Directors, Chief Financial Officer and member of the Executive Committee of Johnson & Johnson. Mr. Darretta served as Chief Financial Officer and was appointed to the Executive Committee of Johnson & Johnson from 1997 to March 2007. Mr. Darretta joined Johnson & Johnson in 1968.

Pursuant to the Company’s director compensation and benefit program, Mr. Darretta received, in connection with his appointment to the Board, an initial one-time grant of non-qualified stock options to purchase 12,500 shares of common stock of the Company and 3,125 restricted stock units of the Company on April 17, 2007, the date of his appointment to the Board. The stock options and restricted stock units vest 25% per year for four years subject to service on the Board on the vesting date. The exercise price of the stock options is $54.62 per share, the closing sale price of the Company’s common stock as reported on the New York Stock Exchange on the grant date. Mr. Darretta is required to retain the underlying shares of this equity award (net of any exercise price or taxes) until he completes his service on the Board.

Mr. Darretta has not been directly or indirectly involved in any transaction, proposed transaction, or series of similar transactions with the Company required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Executive Incentive Plan and Forms of Equity Award Agreements

On April 17, 2007, the Company amended its Executive Incentive Plan and the forms of equity award agreements used for granting equity awards to senior executives of the Company, including our Chief Executive Officer, Chief Financial Officer, and all other executive officers, to implement a new clawback policy adopted by the Board of Directors of the Company.

Under the amended Executive Incentive Plan, if a participant under the plan is determined to have engaged in fraud or misconduct that causes, in whole or in part, a material restatement, and a lower annual or long-term incentive payment would have been made based on the restated financial results, then the participant is required to repay to the Company the entire amount of the annual or long-term incentive payment. For purposes of the Executive Incentive Plan, "misconduct" generally means a participant’s violation of, or failure to act upon or report known or suspected violations of, the Company’s Principles of Integrity and Compliance, or commission of any illegal, fraudulent, or dishonest act or gross negligent or intentional misrepresentation in connection with the participant’s employment.

Under the amended forms of equity award agreements, if an executive is determined to have engaged in fraud that causes, in whole or in part, a material restatement, then the Company will cancel any then-outstanding vested and unvested equity awards granted to the executive and the executive will forfeit all of his or her realized gains on the Company’s equity awards during the twelve-month period following the filing of the incorrect financial statements. In addition, if an executive is determined to have violated any restrictive covenants specified in the equity award agreements, including non-solicitation, non-competition and non-disclosure of confidential Company information, then the Company will cancel all of the unvested equity awards granted to the executive and the executive will forfeit all equity awards which vested within the twelve-month period prior to the termination of the executive’s employment or anytime thereafter. If such vested equity awards have been exercised prior to the executive’s violation of the restrictive covenants, then the executive will forfeit all of his or her realized gains on such equity awards.

Stock Options

As previously disclosed, on December 29, 2006, certain current and former executives of the Company entered into agreements with the Company to avoid potential additional surtax liability under Section 409A of the Internal Revenue Code, as permitted by the transitional rules promulgated by the Treasury Department. These agreements increased the exercise price of certain previously granted stock option to an amount equal to the closing price of the Company’s common stock on the accounting measurement date of the applicable stock option. The persons who entered into these agreements consisted of all persons who were executive officers at the time of grant of a stock option with an exercise price that was less than the closing price of the Company’s common stock on the accounting measurement date of the stock option. None of these current and former executives will receive any compensation from the Company for agreeing to increase the exercise price of applicable stock options.

Pursuant to authority granted under the Company’s 2002 Stock Incentive Plan and 1998 Board-Based Stock Incentive Plan, on April 17, 2007, the Compensation and Human Resources Committee of the Board (the "Compensation Committee") authorized the Company to take any necessary actions as permitted under the plans to:

• increase the exercise price of any stock option (or portion thereof) that was granted to non executive officers of the Company under the incentive plans that was potentially subject to a surtax under Section 409A of the Internal Revenue Code to the closing price of the Company’s common stock on the accounting measurement date for that stock option, if such price was higher than the exercise price.

• pay holders of such stock options an aggregate amount equal to the amount of the increased exercise price of options held by such person, payable in January 2008 with respect to the amount of increased exercise price attributable to any stock options (or portions thereof) that vest in 2007 or earlier, and payable quarterly following the applicable vesting date with respect to the amount of increased exercise price attributable to any stock options that vest in 2008 or later.

G. Mike Mikan, our Executive Vice President and Chief Financial Officer, will receive payments aggregating approximately $1.35 million during the period of 2008 through 2010 in connection with the increase in the exercise price of stock options that were granted to him prior to becoming an executive officer. The Company will recover this amount in cash in the future at the time these options are exercised at their increased strike prices.

Executive Officer Employment Agreements

On April 17, 2007, the Company entered into an amendment to its employment agreement with Lois E. Quam, Executive Vice President and President of Public and Senior Markets Group, to eliminate gross-up payments for excise tax payable to Ms. Quam in connection with a change in control transaction.

On April 17, 2007, the Company entered into an employment agreement with each of Messrs. Anderson and Wichmann, effective as of December 1, 2006, to serve as Executive Vice President and President of the Commercial Services Group of the Company, and Executive Vice President and President of the Individual and Employer Markets Group of the Company, respectively.

Under their respective employment agreements, Messrs. Anderson and Wichmann will report to the President and Chief Executive Officer of the Company and will receive a base salary of $800,000 and $675,000, respectively, with any adjustments in the discretion of the Compensation Committee. Messrs. Anderson and Wichmann are eligible to participate in the Company's incentive compensation plans and their initial target annual bonus, as a percentage of their annual base salaries, are 100% and 90%, respectively. The amount of any actual bonus payable to each executive officer is in the discretion of the Compensation Committee. These executive officers also are eligible to receive stock-based awards in the discretion of the Compensation Committee and to participate in the Company's generally available employee benefit programs. During the term of each executive officer’s employment, in addition to the Company’s generally available benefits, the Company will provide such executive officer, at the Company’s expense, a $2 million face value term life insurance policy and a long-term disability policy which covers 60% of his base salary in the event of a qualifying long-term disability, subject to the terms of the policy.

Each employment agreement and each executive officer's employment may be terminated (a) at any time by the Company with or without Cause (as defined in the employment agreement and described below), (b) at any time by the executive officer with or without Good Reason (as defined in the employment agreement and described below), and (c) upon the executive officer’s death or disability that renders him incapable of performing the essential functions of his job, with or without reasonable accommodation. If an executive officer's employment is terminated by the Company without Cause or by the executive officer for Good Reason, the Company will provide the executive officer with outplacement services consistent with those provided to similarly situated executives and pay the executive officer severance compensation equal to the sum of (a) 200% of his annualized base salary as of his termination date, and (b) 200% of the average of his last two years' bonus, excluding any equity awards and any special or one-time bonus or incentive compensation payments (except if termination occurs within two years following the effective date of the executive officer’s employment agreement, the amount payable will be 200% of the greater of the executive officer's target incentive or the most recent year’s annual bonus after the first year anniversary of the effective date of the employment agreement), and (c) $12,000 to offset the costs of benefit continuation coverage. The severance compensation will be payable over a 24-month period.

For purposes of each applicable employment agreement, "Cause" generally means material failure to follow the Company's reasonable direction or to perform any duties reasonably required on material matters, a material violation of, or failure to act upon or report known or suspected violations of, the Company's Principles of Integrity and Compliance, conviction of a felony, commission of any criminal or dishonesty act or any conduct that is materially detrimental to the interests of the Company, or material breach of the employment agreement. The employment agreement provides that the Company will, within 120 days of the discovery of the conduct constituting Cause, give the executive officer written notice specifying the conduct constituting Cause in reasonable detail and the executive officer will have 60 days to remedy such conduct, if the conduct is reasonably capable of being remedied. In any instance where the Company may have grounds for Cause, failure by the Company to provide written notice of the grounds for Cause within 120 days of discovery will be a waive of its right to assert the subject conduct as a basis for termination for Cause. For purposes of each applicable employment agreement, "Good Reason" will exist if the Company (a) reduces the executive officer's base salary or long- or short-term target bonus percentage other than in connection with a general reduction affecting a group of similarly situated employees, (b) moves the executive officer's primary work location more than 50 miles, (c) makes changes that substantially diminish the executive officer's duties or responsibilities, or (d) changes the executive officer's reporting relationship away from the President and Chief Executive Officer of the Company. The employment agreement provides that the executive officer must give the Company written notice specifying in reasonable detail the circumstances constituting Good Reason within 120 days of becoming aware of such circumstances, or such circumstances will not constitute Good Reason. If the circumstances constituting Good Reason are reasonably capable of being remedied, the Company will have 60 days to remedy such circumstances.

Pursuant to their respective employment agreements, each executive officer is subject to provisions prohibiting his solicitation of the Company's employees or competing with the Company during the term of the employment agreement and two years following termination for any reason. In addition, each executive officer is prohibited at all times from disclosing confidential information related to the Company.

Item 9.01 Financial Statements and Exhibits.

Exhibit Description

99.1 Press Release dated April 19, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UnitedHealth Group Incorporated

April 20, 2007	By:	Dannette L. Smith

Name: Dannette L. Smith
Title: Deputy General Counsel & Assistant Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated April 19, 2007